Exhibit 10.1

FIRST AMENDMENT TO SUBLEASE

THIS FIRST AMENDMENT TO SUBLEASE (this “Amendment”) is made as of the 12th day of April 2019, by and between Relypsa, Inc., a Delaware corporation (“Sublessor”) and Menlo Therapeutics, Inc., a Delaware corporation (“Sublessee”), with reference to the following facts and objectives:

RECITALS

A.Sublessor, as tenant, and HCP LS Redwood City, LLC, as landlord (“Master Lessor”), are parties to that certain lease, dated as of June 26, 2014, as amended (the “Master Lease”), with respect to premises including approximately 13,904 rentable square feet (the “Subleased Premises”) located at 200 Cardinal Way, Redwood City, California.

B.Sublessor subleases the Subleased Premises under a sublease dated September 19, 2017 (the “Sublease”).

C.Sublessor and Sublessee desire to extend the term of the Sublease through December 31, 2020.

AGREEMENT

NOW, THEREFORE, in consideration of good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.Effective Date.  As used herein, the term “Effective Date” shall mean the later of (i) the date this Amendment is fully executed and delivered and (ii) the date Master Lessor consents to this Amendment as set forth below.

2.Term.  As of the Effective Date, the Term of the Sublease shall be amended to expire on December 31, 2020, with no further extension rights, unless mutually agreed to by the parties.  The period from April 1, 2020 through December 31, 2020 shall be referred to herein as the “Extended Term” and December 31, 2020 shall be the “Expiration Date”.

3.Rent.  Base Rent during the Extended Term shall be $59,253.78 per month.

4.Master Lessor’s Consent.  This Amendment and Sublessor’s and Sublessee’s obligations hereunder are conditioned upon the written consent of Master Lessor.

5.CASp.  Sublessor has not had an inspection of the Subleased Premises performed by a Certified Access Specialist as described in California Civil Code § 1938.  A Certified Access Specialist (CASp) can inspect the Subleased Premises and determine whether the Subleased Premises complies with all of the applicable construction-related accessibility standards under state law.  Although state law does not require a CASp inspection of the Subleased Premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the Subleased Premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant.  The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the Subleased Premises.

6.Miscellaneous.  This Amendment, together with the Sublease, constitutes the entire agreement between Sublessor and Sublessee regarding the Sublease and the subject matter contained herein and supersedes any and all prior and/or contemporaneous oral or written negotiations, agreements or understandings.  This Amendment shall be binding upon and inure to the benefit of Sublessor and Sublessee and their respective heirs, successors and assigns.  No subsequent change or addition to this Amendment shall be binding unless in writing and duly executed by both Sublessor and Sublessee.  Except as specifically amended hereby, all of the terms and conditions of the Sublease are and shall remain in full force and effect and are hereby ratified and confirmed. Any capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Sublease or the Master Lease, as applicable.

SUBLESSOR:SUBLESSEE:

RELYPSA, INC., MENLO THERAPEUTICS, INC.,

a Delaware corporation a Delaware corporation

By:     /s/ Patrick TreanorBy: /s/ Kristine Ball

Name: Patrick TreanorName: Kristine Ball

Its: President & Chief Commercial OfficerIts: SVP, Corporate Strategy & CFO

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